Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE:ARI
CONTACT: Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS AND DECLARES

A $0.40 PER COMMON SHARE QUARTERLY DIVIDEND

New York, NY, February 27, 2013 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•

Generated $12.3 million of net interest income from the Company’s $669 million investment portfolio, which had a current weighted average underwritten internal rate of return (“IRR”) of approximately 12.7% and a levered weighted average underwritten IRR of approximately 14.1% at December 31, 2012;

•	Closed two loan transactions totaling $130.0 million of committed capital; and

•	Completed an underwritten public offering of 7,404,640 shares of common stock at a price of $16.81 per share, raising net proceeds of $124.1 million.

Full Year 2012 Highlights

•

Completed eight new commercial real estate debt transactions totaling $214.8 million of committed equity representing $264.3 million of investments with a weighted average underwritten IRR of approximately 13%;

•	Raised $207.3 million of net proceeds through preferred and common stock offerings; and

•	Lowered the cost of the Company’s financing facilities through:

•

Refinancing of the TALF debt, which produced $14.1 million of additional investable capital, lowered the weighted average cost of funds by approximately 70 basis points and extended the term of the debt through August 2013; and

•	Amending the Company’s repurchase facility with JPMorgan Chase Bank, N.A (the “JPMorgan Facility”) to reduce the interest rate by 50 basis points to LIBOR + 2.50%.

“2012 was a year of significant capital formation and portfolio growth for ARI, set against a backdrop of improving fundamentals in the commercial real estate markets,” said Stuart Rothstein, Chief Executive Officer of the Company. “The Company’s investment activity was robust, as we completed over $264 million of new transactions with a weighted average underwritten IRR of approximately 13%. ARI also was able to expand the Company’s capital base through both a preferred stock offering and a common stock offering, as well as lower its cost of capital through refinancing and amending its financing facilities. Importantly, the credit quality of our investments remained stable. As we look ahead to 2013, the Company has gotten off to a strong start, having closed three new transactions totaling $103 million of committed equity.”

Fourth Quarter and Full Year 2012 Operating Results

The Company reported Operating Earnings of $7.4 million, or $0.27 per share, for the three months ended December 31, 2012, as compared to Operating Earnings of $8.3 million, or $0.39 per share, for the three months ended December 31, 2011. The decrease in Operating Earnings per share primarily was due to the timing of the deployment of the capital raised from both the Company’s preferred stock offering and common stock offering. Net income available to common stockholders for the three months ended December 31, 2012 was $7.1 million, or $0.26 per share, as compared to net income available to common stockholders of $8.7 million, or $0.41 per share, for the three months ended December 31, 2011.

Commenting on fourth quarter financial performance, Mr. Rothstein stated: “The Company’s Operating Earnings per share in the fourth quarter of 2012 reflected the differential in timing between ARI’s capital raising and capital deployment activities. As we stated on our third quarter earnings call, we believe ARI’s Operating Earnings in the fourth quarter of 2012 would not be indicative of the future earnings capability of our investment portfolio. Subsequent to quarter end, the Company has significantly deployed the capital raised in 2012 and we believe we have a healthy pipeline for future investments.”

For the full year ended December 31, 2012, the Company reported Operating Earnings of $33.9 million, or $1.50 per share, representing a per share increase of 2% as compared to Operating Earnings of $28.1 million, or $1.47 per share for the full year ended December 31, 2011. Net income available to common stockholders for the full year ended December 31, 2012 was $37.1 million, or $1.64 per share, as compared to net income available to common stockholders of $25.9 million, or $1.35 per share, for the full year ended December 31, 2011.

Fourth Quarter Investment and Portfolio Activity

Mezzanine Loan – In November 2012, ARI closed a $50 million mezzanine loan secured by equity interests in a borrower that owns a portfolio of three full-service conference hotels located in Dallas, TX, Denver, CO and St. Louis, MO, totaling 3,981 keys. The mezzanine loan is part of a $410 million four-year (three-year initial term with one one-year extension option), floating rate loan refinancing comprised of a $295 million first mortgage and a $115 million mezzanine loan, which was subsequently bifurcated into a $65 million senior mezzanine loan and ARI’s $50 million junior mezzanine loan. ARI’s mezzanine loan has an interest rate of one-month LIBOR + 10.9%, 30-year amortization and an appraised loan-to-value (“LTV”) of approximately 61% or approximately $103,000 per key. ARI received a 0.5% origination fee when the loan closed. The mezzanine loan has been underwritten to generate an IRR of approximately 13%.

Whole Loan – In December, 2012, ARI provided an $80 million whole loan commitment for a condominium conversion located in the TriBeCa neighborhood of New York City. At closing, ARI funded a $45 million first mortgage loan and $0.4 million of a $35 million mezzanine loan, the balance of which ARI expects to be funded throughout the conversion process. The property will have 66 units with approximately 96,000 net salable square feet and approximately 3,000 square feet of ground floor retail space. The loans have an initial term of two years with two 12-month extension options, subject to the achievement of additional project completion hurdles. The interest rate on the whole loan is LIBOR+8.5% with a LIBOR floor of 0.5%. ARI received a 1.0% origination fee and expects to receive a 1.0% exit fee on the fully funded balance of the loan. When fully funded, ARI’s loan basis will represent an underwritten loan-to-net sellout of approximately 55%. The loans have been underwritten to generate an unlevered IRR of approximately 11%.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at December 31, 2012 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at cost	Current Weighted Average IRR (1)	Levered Weighted Average IRR(2)
First mortgage loans	$142,921	10.1%	$3	2.7%	$142,918	10.8%	15.6%
Subordinate loans	246,246	12.7	—	—	246,246	13.6	13.6
Repurchase agreements	6,598	13.0	—	—	6,598	13.7	13.7
CMBS – AAA	203,463	4.1	176,827	1.7	26,636	15.3	15.3
CMBS – Hilton	70,250	5.6	48,328	2.6	21,922	11.6	11.6

Total	$669,478	8.8%	$225,158	1.9%	$444,320	12.7%	14.1%

(1)

The IRRs for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager. They are calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but does assume that extension options are exercised and that the cost of borrowings and derivative instruments under the Company’s master repurchase agreement with Wells Fargo Bank, N.A. (the “Wells Facility”) remain constant over the remaining terms and extension terms under the facility. The calculation also assumes extension options on the Wells Facility with respect to the Hilton CMBS are exercised. The IRRs for the New York City condominium conversion investment listed above and the New York City condominium development investment listed below are calculated using the Company’s external manager’s underwritten assumptions regarding the estimates of the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, as well as assuming no defaults. There can be no assurance the actual IRRs will equal the underwritten IRRs shown in the table and elsewhere in this press release. See “Risk Factors” in the reports filed by the Company with the Securities and Exchange Commission for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.
(2)	Substantially all of the Company’s borrowings under the JPMorgan Facility were repaid upon the closing of the Company’s Series A Preferred Stock offering in August 2012. The Company’s ability to achieve its underwritten levered weighted average IRR with regard to its portfolio of first mortgage loans is additionally dependent upon the Company re-borrowing approximately $53,000 under the JPMorgan Facility or any replacement facility. Without such re-borrowing, the levered weighted average IRRs will be as indicated in the current weighted average IRR column above.

Book Value

The Company’s GAAP book value per share at December 31, 2012 was $16.43. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS securities are marked to market. Management has estimated that the fair value of the Company’s financial assets at December 31, 2012 was approximately $11.5 million greater than the carrying value of the Company’s investment portfolio as of the same date. This represents a premium of $0.41 per share over the Company’s GAAP book value as of December 31, 2012, and results in an estimated market value per share of approximately $16.84.

Subsequent Events

New Investments – During the first quarter of 2013, ARI closed three transactions totaling $103 million of committed equity. The transactions include the following:

•

$60 million mezzanine loan commitment secured by a pledge of preferred equity interests in the owner of a to-be-developed 352,624 net saleable square foot, 57-story, 146-unit condominium tower located in the TriBeCa neighborhood of New York City. When fully funded, the Company’s loan basis is expected to represent an underwritten loan-to-net sellout of approximately 54%. The mezzanine loan has been underwritten to generate an IRR of approximately 16%;

•

$18 million mezzanine loan secured by a pledge of the equity interests in the owner of two buildings in midtown Manhattan. The buildings contain a total of 181,637 rentable square feet that is being converted into 215 multifamily rental units. The mezzanine loan has an appraised LTV of approximately 60% and has been underwritten to generate an IRR of approximately 13%; and

•

$25 million mezzanine loan secured by a pledge of the equity interests in the owner of a portfolio of four hotels totaling 1,231 keys located in Rochester, Minnesota. The mezzanine loan has an appraised LTV of approximately 69% and has been underwritten to generate an IRR of approximately 12%.

Repayment of Investments – During the first quarter, ARI received principal repayment from the following investments:

•	The repurchase agreement secured by CDO bonds was repaid in full. Upon the repayment, the Company realized a 17% IRR on its investment; and

•

Two mezzanine loans totaling $50 million secured by a portfolio of retail shopping centers located throughout the United States were fully repaid. In connection with the repayment, the Company received a yield maintenance payment totaling $2.5 million. Including the yield maintenance payment, the Company realized a 15% IRR on its mezzanine loan investment.

Amendment to JP Morgan Facility – In February 2013, the Company amended its JPMorgan Facility to extend the term for two years (one year initial term with a 364 day extension option). Pricing on the JPMorgan Facility will remain at LIBOR+2.5% and ARI paid a 0.5% extension fee for the first year and will pay a 0.25% extension fee for the second year. The Company primarily uses the JPMorgan Facility to finance ARI’s first mortgage loan investments.

Amendment to Wells Facility – In February 2013, the Company amended its Wells Facility to reduce the interest rate as follows: (i.) with respect to the outstanding borrowings used to provide financing for the AAA CMBS, the interest rate was reduced to LIBOR+1.05% from LIBOR+1.25% - 1.50% (depending on the collateral pledged); and (ii.) with respect to the outstanding borrowings used to provide financing for the Hilton CMBS, the interest rate was reduced to LIBOR+1.75% from LIBOR+2.35%. In addition, the maturity date of the Wells Facility with respect to the outstanding borrowings used to provide financing for the AAA CMBS was extended to March 2014.

Corporate Governance – In February 2013, the Board of Directors appointed Megan Gaul as Chief Financial Officer, Secretary and Treasurer of the Company, effective April 1, 2013. Ms. Gaul will assume these titles from Mr. Rothstein, who holds these titles in addition to his existing titles of Chief Executive Officer and President. Ms. Gaul previously served as the Controller of the Manager, a position she has held since she joined Apollo Global Management, the indirect owner of the Manager, in 2009.

Dividend – The Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on April 12, 2013 to common stockholders of record on March 29, 2013. This is the eleventh consecutive quarter the Company has paid a $0.40 per common share dividend.

Annual Meeting – The Board of Directors also set March 6, 2013 as the record date for its 2013 Annual Meeting of Stockholders. The 2013 Annual Meeting of Stockholders will be held on May 2, 2013 at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) non-cash equity compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding) and (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders. The table provided below reconciles Operating Earnings to net income available to common stockholders.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share with net income available to common stockholders and net income available to common stockholders per share for the three and twelve months ended December 31, 2012 and 2011 ($ amounts in thousands):

	Three Months Ended December 31, 2012	Earnings Per Share (Diluted)	Three Months Ended December 31, 2011	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$7,108	$0.26	$8,669	$0.41
Adjustments:
Unrealized gain on securities	(16)	—	(600)	(0.03)
Unrealized gain on derivative instruments	(96)	—	(426)	(0.02)
Non-cash stock-based compensation expense	380	0.01	634	0.03

Total adjustments:	268	0.01	(392)	(0.02)

Operating Earnings	7,376	$0.27	$8,277	$0.39

Basic and diluted weighted average Common shares outstanding:	27,608,787		20,561,032

	Twelve Months Ended December 31, 2012	Earnings Per Share (Diluted)	Twelve Months Ended December 31, 2011	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$37,102	$1.64	$25,882	$1.35
Adjustments:
Unrealized gain on securities	(6,489)	(0.29)	(481)	(0.03)
Unrealized gain (loss) on derivative instruments	(323)	(0.01)	865	0.05
Non-cash stock-based compensation expense	3,624	0.16	1,788	0.10

Total adjustments:	(3,188)	(0.14)	2,172	0.12

Operating Earnings	$33,914	$1.50	$28,054	$1.47

Basic and diluted weighted average common shares outstanding:	22,648,819		18,840,954

Teleconference Details:

Members of the public who are interested in participating in the Company’s fourth quarter and full year 2012 earnings teleconference call should dial from the U.S., (877) 263-2989, or from outside the U.S., (702) 928-7168, shortly before 10:00 a.m. on Thursday, February 28, 2013 and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 93491950). Please note the teleconference call will be available for replay beginning at 12:00 p.m. on Thursday, February 28, 2013, and ending at midnight on Thursday, March 7, 2013. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 93491950.

Webcast

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call also will be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a commercial mortgage real estate investment trust that primarily originates, invests in, acquires and manages senior performing commercial real estate mortgage loans, commercial mortgage-backed securities and other commercial real estate-related debt investments throughout the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $113 billion of assets under management at December 31, 2012.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of it’s capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	December 31, 2012	December 31, 2011
Assets:
Cash	$108,619	$21,568
Securities available-for-sale, at estimated fair value	67,079	302,543
Securities, at estimated fair value	211,809	251,452
Commercial mortgage loans, held for investment	142,921	109,006
Subordinate loans, held for investment	246,246	149,086
Repurchase agreements, held for investment	6,598	47,439
Principal and interest receivable	4,277	8,075
Deferred financing costs, net	678	2,044
Other assets	203	17

Total Assets	$788,430	$891,230

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$225,158	$290,700
TALF borrowings	—	251,327
Derivative instruments, net	155	478
Accounts payable and accrued expenses	1,265	1,746
Payable to related party	2,037	1,298
Dividends payable	12,891	8,703

Total Liabilities	241,506	$554,252
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2012	35	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 28,044,106 and 20,561,032 shares issued and outstanding in 2012 and 2011, respectively	280	206
Additional paid-in-capital	546,065	336,209
Retained Earnings	574	—
Accumulated other comprehensive income (loss)	(30)	563

Total Stockholders’ Equity	546,924	336,978

Total Liabilities and Stockholders’ Equity	$788,430	$891,230

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net interest income:
Interest income from securities	$3,120	$5,904	$15,347	$25,323
Interest income from commercial mortgage loans	2,930	2,267	10,780	9,153
Interest income from subordinate loans	7,350	4,817	24,666	13,678
Interest income from repurchase agreements	366	1,576	6,286	4,764
Interest expense	(1,463)	(3,618)	(8,402)	(14,454)

Net interest income	12,303	10,946	48,677	38,464
Operating expenses:
General and administrative expenses (includes $380 and $3,624 of non-cash stock based compensation in 2012 and $634 and $1,788 in 2011, respectively)	(1,315)	(1,563)	(8,543)	(5,652)
Management fees to related party	(2,040)	(1,297)	(6,139)	(4,728)

Total operating expenses	(3,355)	(2,860)	(14,682)	(10,380)
Interest income from cash balances	6	1	7	13
Realized gain on sale of securities	—	—	262	—
Unrealized gain on securities	16	600	6,489	481
Loss on derivative instruments (includes $96 and $323 of unrealized gains in 2012 and $426 and ($865) of unrealized losses in 2011, respectively)	(2)	(18)	(572)	(2,696)

Net income	$8,968	$8,669	40,181	$25,882

Preferred Dividends	(1,860)	—	(3,079)	—

Net income available to common stockholders	$7,108	$8,669	$37,102	$25,882

Basic and diluted net income per share of common stock	$0.26	$0.41	$1.64	$1.35

Basic and diluted weighted average common shares outstanding	27,297,600	20,561,032	22,648,819	18,840,954

Dividend declared per share of common stock	$0.40	$0.40	$1.60	$1.60